As filed with the Securities and Exchange Commission on May 17, 2013

Registration No. 333-188556

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

to

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Constellium Holdco B.V.1

(Exact name of Registrant as specified in its charter)

The Netherlands	3341	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Tupolevlaan 41-61

1119 NW Schiphol-Rijk

The Netherlands

+31 20 654 97 80

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Corporation Service Company

80 State Street

Albany, NY 12207-2543

(518) 433-4740

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Andrew J. Nussbaum Karessa L. Cain Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, NY 10019 Phone: (212) 403-1000 Fax: (212) 403-2000	Keith L. Halverstam Christopher R. Plaut Latham & Watkins LLP 885 Third Avenue New York, NY 10022 Phone: (212) 906-1200 Fax: (212) 751-4864

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

[1]	The registrant will be converted to a Dutch public limited liability company and renamed Constellium N.V. prior to the completion of the offering.

EXPLANATORY NOTE

This Amendment No. 2 is being filed solely for the purposes of amending Item 16 of Part II of the Registration Statement and to file certain exhibits indicated in such Item. Accordingly, this Amendment No. 2 consists only of the facing page, this explanatory note and Part II to the Registration Statement.

No changes are being made to Part I of the Registration Statement by this filing and, therefore, it has been omitted.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 6.	Indemnification of Directors and Officers

Our Amended and Restated Articles of Association provide that we will indemnify our directors against all adverse financial effects incurred by such person in connection with any action, suit or proceeding if such person acted in good faith and in a manner he or she reasonably could believe to be in or not opposed to our best interests. In addition, upon completion of this offering, we may enter into indemnification agreements with our directors and officers. We also intend to purchase and maintain insurance on behalf of our directors and officers to insure them against such liabilities, expenses and claims.

The underwriting agreement, the form of which is filed as Exhibit 1.1 to this registration statement, will also provide for indemnification by the underwriters of us and our officers and directors for certain liabilities, including liabilities arising under the Securities Act, but only to the extent that such liabilities are caused by information relating to the underwriters furnished to us in writing expressly for use in this registration statement and certain other disclosure documents.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.	Recent Sales of Unregistered Securities

On May 14, 2010, Constellium Holdco B.V. issued the following shares: 1,800,000 ordinary shares to Apollo Omega (Lux) S.à r.l. for an aggregate subscription price of €18,000.

On January 4, 2011, Constellium Holdco B.V. issued the following shares: 45 ordinary shares to Apollo Omega (Lux) S.à r.l. for an aggregate subscription price of $63,750,000; 1,376,505 ordinary shares to Rio Tinto International Holdings Limited for an aggregate subscription price of $48,750,000; and 352,920 ordinary shares to Fonds Stratégique d’Investissement for an aggregate subscription price of $12,500,000.

On April 12, 2011, Constellium Holdco B.V. issued 148,998 Class A ordinary shares in consideration for $35.42 per share and 82,032 Class B2 shares in consideration for $10.50 per share to Omega Management GmbH & Co. KG.

On July 19, 2011, Constellium Holdco B.V. issued 18,699 Class A ordinary shares in consideration for $35.42 per share and 9,652 Class B2 shares in consideration for $10.50 per share to Omega Management GmbH & Co. KG.

On February 28, 2012, 4,027 Class B2 shares were converted into Class B1 shares. On May 22, 2012, an additional 9,639 Class B2 shares were converted into Class B1 shares.

Additionally, on March 13, 2013, 24,526 Class B2 shares were converted into Class B1 shares.

The issuance of the foregoing securities in each of the transactions described above was made in reliance in the Netherlands upon either the qualified investor exemption pursuant to Article 2(1)(e) of the European Union Prospectus Directive or the 150 natural or legal persons (other than qualified investors) exemption pursuant to the 2010 PD Amending Directive, and in reliance in the United States on Regulation S of the Securities Act of 1933.

Item 8.	Exhibits

(a) See Exhibit Index beginning on page II-4 of this registration statement.

The agreements included as exhibits to this registration statement contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties were made for the benefit of the other parties to the applicable agreement and (i) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) may have been qualified in such agreement by disclosures that were made to the other party in connection with the negotiation of the applicable agreement; (iii) may apply contract standards of “materiality” that are different from “materiality” under the applicable securities laws; and (iv) were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement.

We acknowledge that, notwithstanding the inclusion of the foregoing cautionary statements, we are responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in this registration statement not misleading.

(b) Financial Statement Schedules

All schedules have been omitted since they are not required or are not applicable or the required information is shown in the financial statements or related notes.

Item 9.	Undertakings

The undersigned hereby undertakes:

(a)	The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(b)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)	The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or Rule 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this Amendment No. 2 to its registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on May 17, 2013.

Constellium Holdco B.V.

By:	/s/ Pierre Vareille
	Name: Title:	Pierre Vareille Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been executed as a deed by the following persons on May 17, 2013 in the capacities indicated:

Name	Title

/s/ Pierre Vareille Pierre Vareille	Chief Executive Officer (Principal Executive Officer)

/s/ Didier Fontaine Didier Fontaine	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

* Richard B. Evans	Chairman

/s/ Pierre Vareille Pierre Vareille	Director

* Gareth N. Turner	Director

* Guy Maugis	Director

* Joshua Harris	Director

* Jean-Luc Allavena	Director

* Matthew H. Nord	Director

* Bret Clayton	Director

* Mac Tracy	Director

*By:	/s/ Pierre Vareille
Pierre Vareille Attorney-in-fact

Constellium Holdings I, LLC /s/ Didier Fontaine	Authorized U.S. Representative
Didier Fontaine President

EXHIBIT INDEX

The following documents are filed as part of this registration statement:

1.1	Form of Underwriting Agreement*

3.1	Form of Amended and Restated Articles of Association of Constellium N.V.†

4.1	Partnership Agreement of Omega Management GmbH & Co. KG as amended and restated as of 20 December 2012*

4.2	Second Amendment to Credit Agreement, dated as of March 25, 2013, among Constellium Holdco B.V., as the Dutch Borrower, Constellium France S.A.S., as the French Borrower, the new Term Lenders party thereto, Deutsche Bank Trust Company Americas, as the Existing Administrative Agent, and Deutsche Bank AG New York Branch, as the successor Administrative Agent†

4.3	ABL Credit Agreement, dated as of May 25, 2012, among Constellium Holdco II B.V., Constellium U.S. Holdings I, LLC, Constellium Rolled Products Ravenswood, LLC, as borrower, the lenders from time to time party hereto, and Deutsche Bank Trust Company Americas, as Administrative Agent and Collateral Agent†

4.4	Second Amendment to Credit Agreement, dated as of March 25, 2013, among Constellium Rolled Products Ravenswood, LLC, as borrower, and Deutsche Bank Trust Company Americas, as Administrative Agent and Collateral Agent†

5.1	Form of opinion of Stibbe, Dutch counsel to Constellium Holdco B.V., as to the validity of the ordinary shares being issued**

10.1	Form of Amended and Restated Shareholders Agreement, among Constellium N.V. and the other signatories thereto†

10.2	2012 Executive Performance Award Plan†

10.3	2012 Long-Term Incentive (Cash) Plan†

10.4	Employment Letter by and between Constellium Switzerland AG and Pierre Vareille, dated August 30, 2012†

10.5	Employment Letter by and between Constellium France Holdco SAS and Didier Fontaine, dated May 11, 2012†

10.6	Severance Agreement between Constellium Switzerland AG. Zurich and Arnaud de Weert, dated March 21, 2012†

10.7	Factoring Agreement between Alcan Rhenalu S.A.S. as French Seller, Alcan Aerospace S.A.S. as French Seller, Alcan Softal S.A.S. as French Seller, Alcan France Extrusions S.A.S. as French Seller, Alcan Aviatube S.A.S. as French Seller, Omega Holdco II B.V. as Parent Company, Engineered Products Switzerland A.G. as Sellers’ Agent and GE Factofrance S.N.C. as Factor, dated January 4, 2011, as amended as of May 25, 2012†

10.8	Factoring Agreement between GE Capital Bank AG and Alcan Aluminium Valais S.A., dated December 16, 2010†

10.9	Country Specific Amendment Agreement (Switzerland) to the Factoring Agreement between GE Capital Bank AG and Alcan Aluminium Valais S.A., dated December 16, 2010†

10.10	Factoring Agreement between GE Capital Bank AG and Alcan Aluminium-Presswerke GmbH, dated December 16, 2010†

10.11	Factoring Agreement between GE Capital Bank AG and Alcan Singen GmbH, dated December 16, 2010†

10.12	Metal Supply Agreement between Engineered Products Switzerland AG and Rio Tinto Alcan Inc. for the supply of sheet ingot in Europe, dated January 4, 2011+**

10.13	Form of Constellium N.V. 2013 Equity Incentive Plan†

21.1	List of subsidiaries†

23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm†

23.2	Consent of PricewaterhouseCoopers Audit S.A., Independent Registered Public Accounting Firm†

23.3	Form of Consent of Stibbe (included in Exhibit 5.1)**

24.1	Powers of attorney (included on signature page to the registration statement)†

99.1	Consent of Philippe Guillemot to be named as a director†

99.2	Consent of Werner P. Paschke to be named as a director†

99.3	Consent of Pieter Oosthoek to be named as a director†

*	To be filed by amendment.
†	Previously filed.
**	Filed herein.
+	Application has been made to the Securities and Exchange Commission for confidential treatment of certain provisions of this exhibit. Omitted material for which confidential treatment has been requested has been filed separately with the Securities and Exchange Commission.